Exhibit 99.1

PEDIATRIC SERVICES OF AMERICA, INC. APPOINTS HEALTHCARE INDUSTRY

VETERAN DANIEL J. KOHL AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

New CEO Brings Critical Management Experience to Each of

PSAI’s Three Business Segments

Norcross, GA (BUSINESS WIRE). . . December 1, 2004 . . . Pediatric Services of America, Inc. (Nasdaq: PSAI) today announced the appointment of Daniel J. Kohl as President and Chief Executive Officer, effective December 15, 2004. Mr. Kohl has spent nearly 30 years in the healthcare industry, including significant time in senior management positions with companies that provided services similar to each of PSAI’s three business segments.

“Dan’s successful senior level healthcare operating experience will be critical to PSAI as we continue to evaluate and define our assets among our three business segments, and truly focus on leveraging our core competencies in pediatric private-duty home nursing,” said Edward K. Wissing, PSAI’s Chairman of the Board. “Dan’s extensive knowledge and his track record within the Company’s three business segments and overseeing multi-site operations will be invaluable to PSAI as we look to capitalize on the substantial growth opportunities that exist because of our leadership position in the area of pediatric home health.”

Most recently, Mr. Kohl served Warburg Pincus, a global private equity investor, as a de facto Executive in Residence, advising on potential investments in the healthcare industry. Previously, he served as President and CEO of Sonus Corporation (AMEX: SSN), which was the largest distributor of hearing aids in North America, from 2001-2002. Sonus consisted of 87 company owned stores and 950 affiliated hearing centers that provided a full range of products and services. After delivering the first profitable quarter in the company’s history, Mr. Kohl successfully completed the sale of the company to Amplifon SpA in October 2002. At the time of Sonus’ sale, Warburg Pincus was the company’s largest institutional investor.

Mr. Kohl’s senior level healthcare experience also includes serving as President and CEO of Housecall Medical Resources, Inc. (Nasdaq: HSCL), which was a publicly held leading provider of home health services in the southeast and among the ten largest in the United States, from 1997-1999. In this position, he oversaw Housecall’s 140 branch offices. Housecall was organized into five service divisions providing a comprehensive range of high quality cost efficient home health services, including nursing and related care; infusion therapy; hospice care, HME/respiratory therapy; and contract management of home care activities on behalf of hospital clients.

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Prior to this, he served as Senior Vice President/Group Executive for Equifax Health Information Services, which provided insurance, financial and medical claims information processing to health care providers, from 1993-1997. In this role, Mr. Kohl led the development of, and had full P&L responsibility for, the Health Information business. From 1991-1993, he was President and Chief Operating Officer of HMSS, Inc. (later acquired by Coram, Inc. (CRHEQ.OB)), which provides infusion products and services to patients outside the acute care hospital, normally in a home, work or ambulatory center setting, where he led all of HMSS’ business activities throughout the company’s 30 locations around the United States.

Mr. Kohl also held several positions with Abbey/Foster Medical (later acquired by Apria Healthcare Group Inc. (NYSE: AHG)), a home healthcare company providing respiratory therapy services and durable medical equipment. His most senior role was as the company’s Senior Vice President and Chief Operating Officer. In this capacity, Mr. Kohl directed all operations, sales and marketing and reimbursement functions. Additionally, Mr. Kohl spent nearly a decade at American Hospital Supply Corporation, a global provider of medical products to healthcare providers.

“There are significant growth opportunities available to PSAI in continuing to expand its leadership position in pediatric home health services primarily in markets where it has a presence, but is not fully penetrated, and also through selective geographic market expansion,” said Mr. Kohl. “I believe my background in successfully managing the multi-site operations of numerous healthcare services companies in PSAI’s three business segments will enable the Company to focus on the most valuable strategic growth opportunities available, and create long-term shareholder value.”

Mr. Kohl holds a Masters of Business Administration degree from New Hampshire College, and received a Bachelor of Arts degree in Business Administration from The Citadel.

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 21 states, including satellite offices and branch office start-ups. Through these offices PSAI provides a combination of services, including pediatric private duty nursing, pediatric day treatment centers (PPECs), pharmacy services and home medical equipment. Additional information on PSAI may be found on the Company’s website at www.psakids.com.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Contact:	Pediatric Services of America, Inc. James M. McNeill, Sr. Vice President/CFO (770) 441-1580 -or- Brian Ritchie, Euro RSCG Life NRP (212) 845-4269